AMENDED and RESTATED

EXPENSE CONTRACT

between

FIDELITY ABERDEEN STREET TRUST

FIDELITY FREEDOM INDEX FUNDS: INVESTOR CLASS, INSTITUTIONAL PREMIUM CLASS, PREMIER CLASS and PREMIER II CLASS

and

FIDELITY MANAGEMENT & RESEARCH COMPANY LLC

This AMENDED and RESTATED Expense Contract, dated as of May 16, 2024, is made and entered into by and between Fidelity Aberdeen Street Trust, a Delaware statutory trust which may issue one or more series of shares of beneficial interest (the “Trust”), on behalf of each of their respective portfolios listed on Schedule A attached hereto (each a “Fund”), and Fidelity Management & Research Company LLC, a Delaware limited liability company (the “Manager”).

WHEREAS, the Trust, on behalf of each Fund, and the Manager have entered into a Management Contract (the “Management Contract”), pursuant to which the Manager has agreed to provide certain services and to pay certain expenses of the Fund in return for an annualized basis point management fee;

WHEREAS, each Management Contract provides that the Manager will pay certain expenses of the Fund; and

WHEREAS, the Trust and the Manager have determined that it is appropriate and in the best interest of each Fund and its shareholders to maintain the expenses of Investor Class, Institutional Premium Class, Premier Class, and Premier II Class of the Fund (“Investor Class”, “Institutional Premium Class”, “Premier Class”, and “Premier II Class”) at the applicable fixed annualized expense rate as set forth herein.

NOW THEREFORE, the parties hereto agree as follows:

1. EXPENSE PROVISION. Until this agreement shall be amended or terminated pursuant to Section 2 or Section 5 hereof, the Manager agrees, with respect to Investor Class, Institutional Premium Class, Premier Class, and Premier II Class (each a “Class”), to pay or provide for the payment of any fee or expenses (including acquired fund fees and expenses) allocated at the class level and attributable to that class and to waive a portion of the management fee payable by such class, such that ordinary operating expenses incurred by Investor Class, Institutional Premium Class, Premier Class, or Premier II Class in any fiscal year (excluding (i) taxes; (ii) the fees and expenses of all Trustees of the Trust who are not “interested persons” of the Trust or of the Adviser; (iii) interest expenses with respect to borrowings made by the Fund; (iv) Rule 12b-1 fees, if any; (v) expenses of printing and mailing proxy materials to shareholders of the Fund (for each Fund with a target date of 2065 or later); (vi) all other expenses incidental to holding meetings of the Fund’s shareholders, including proxy solicitations therefor (for each Fund with a target date of 2065 or later); and (vii) such non-recurring and/or extraordinary expenses as may arise, including actions, suits or proceedings to which the Fund is or is threatened to be a party and the legal obligation that the Fund may have to indemnify the Trust’s Trustees and officers with respect thereto as well as non-operating expenses such as brokerage commissions and fees and expenses associated with the Fund’s securities lending program, if applicable) will not exceed the annual rate set forth in Schedule A of the average daily net assets of the class (computed in the manner set forth in the Trust’s Trust Instrument) throughout the month.

2. AMENDMENTS. This Agreement may not be amended to increase the fees or expenses payable by Investor Class, Institutional Premium Class, Premier Class, or Premier II Class except by a vote of a majority of the Board of Trustees of the Trust; provided that all other amendments may be approved by mutual consent of the parties without a vote.

3. INTERPRETATION. Nothing herein contained shall be deemed to require the Trust or a Fund to take any action contrary to the Trust’s Trust Instrument or Bylaws, each as in effect from time to time, or any applicable statutory or regulatory requirement, including without limitation any requirements under the Investment Company Act of 1940 (the “1940 Act”), to which it is subject or by which it is bound, or to relieve or deprive the Trust’s Board of Trustees of its responsibility for or control of the conduct of the affairs of the Trust or a Fund.

4. DEFINITIONS. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from the terms and provisions of the Management Contract or the 1940 Act, shall have the same meaning as and be resolved by reference to the Management Contract.

5. TERMINATION. With respect to each Fund, this Agreement will automatically terminate upon termination of the Management Contract between the Fund and the Manager.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the date first above written.

FIDELITY ABERDEEN STREET TRUST
on behalf of each Fidelity Freedom Index Fund

By	/s/ Laura M. Del Prato
Laura M. Del Prato President and Treasurer

FIDELITY MANAGEMENT & RESEARCH COMPANY LLC

By	/s/ Christopher J. Rimmer
Christopher J. Rimmer Treasurer